Exhibit 23.1

KPMG LLP

Suite 1400

2323 Ross Avenue

Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated August 21, 2024, with respect to the consolidated financial statements of Brinker International, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference in the registration statement.

Dallas, Texas

November 6, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.